EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-149426, 333-177982 and 333-196463 on Form S-8 of our reports dated April 6, 2018, relating to the consolidated financial statements and financial statement schedule of Titan Machinery Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the fiscal year ended January 31, 2018.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
April 6, 2018